Exhibit 5(b)

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

February 11, 2021

General Electric Company
5 Necco Street
Boston, Massachusetts 02210

Re:	General Electric Company
GE Stock Direct Offering

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Post-Effective Amendment No. 1 to the Registration Statement (“Post-Effective Amendment No. 1”); (iii) the prospectus included therein; (iv) the prospectus supplement, dated February 11, 2021, filed with the Commission on February 11, 2021 pursuant to Rule 424(b) of the Securities Act (“the Prospectus Supplement”); and (v) the offering by the Company pursuant to the Prospectus Supplement of up to 20,841,500 shares of the Company’s common stock, par value $0.06 per share (the “Shares”), hereafter issued by the Company through GE Stock Direct (the “Plan”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement, Post-Effective Amendment No. 1, the Prospectus Supplement, and such other documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. In addition, we have also assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold against payment therefor pursuant to the Plan, will be validly issued, fully paid and, subject to the provisions of Section 630 of the New York Business Corporation Law, non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the current laws of the State of New York and to the facts as they currently exist. We assume no obligation to revise or supplement our opinions in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as amended by Post-Effective Amendment No. 1), and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement (as amended by Post-Effective Amendment No. 1) and under the caption “Legal Matters”

in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP